Exhibit 99.1

Revolution Medicines Reports Second Quarter 2025 Financial Results and Update on Corporate Progress

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Strong execution of two ongoing Phase 3 trials of daraxonrasib; for RASolute 302, company is winding down enrollment in U.S. and expects to complete enrollment of the trial this year
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FDA Breakthrough Therapy Designations granted for two RAS(ON) inhibitors, daraxonrasib and elironrasib
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Company entered into $2 billion flexible funding agreement with Royalty Pharma to support bold vision for global development and commercialization
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Revolution Medicines to hold webcast today at 4:30 p.m. Eastern Time

REDWOOD CITY, Calif., Aug. 6, 2025 (GLOBE NEWSWIRE) -- Revolution Medicines, Inc. (Nasdaq: RVMD), a late-stage clinical oncology company developing targeted therapies for patients with RAS-addicted cancers, today announced its financial results for the quarter ended June 30, 2025, and provided an update on corporate progress.

The company continues to make meaningful progress on its near-term strategic priorities:

Execute pivotal trials with daraxonrasib monotherapy in patients with previously treated metastatic pancreatic ductal adenocarcinoma (PDAC) and non-small cell lung cancer (NSCLC)

RASolute 302, a global Phase 3 trial of daraxonrasib in patients with previously treated PDAC, continues to enroll well. The company is winding down enrollment in the U.S. while continuing to enroll patients outside the U.S. to support global registration. The company expects to complete enrollment in this trial this year to enable an expected data readout in 2026.

The company recently announced that daraxonrasib received Breakthrough Therapy Designation from the U.S. Food and Drug Administration for previously treated metastatic PDAC in patients with KRAS G12 mutations.

In RASolve 301, a global Phase 3 trial of daraxonrasib in patients with previously treated NSCLC, the company continues enrolling patients in the U.S. and is now activating trial sites in Europe and Japan.

Advance daraxonrasib into earlier line randomized pivotal trials in patients with PDAC and NSCLC

The company remains on track to initiate a registrational trial this year with daraxonrasib as first line treatment for patients with metastatic PDAC; this is planned as a three-arm trial comparing daraxonrasib or daraxonrasib plus chemotherapy to chemotherapy. Later this year, the company expects to share the trial design and clinical combination data that informed this planned trial.

The company also remains on track to initiate a registrational trial this year with daraxonrasib as adjuvant treatment for patients with resectable PDAC, and expects to share the trial design later this year.

Based on new clinical data disclosed by the company last quarter indicating that daraxonrasib can be combined productively with pembrolizumab with or without platinum doublet chemotherapy as a first line treatment of patients with RAS mutant NSCLC, the company expects to initiate a Phase 3 registrational trial in this indication in 2026.

Generate sufficient data to inform development priorities for the mutant-selective inhibitors elironrasib and zoldonrasib and prepare to initiate one or more pivotal trials either as monotherapy or in a drug combination

The company continues to study its mutant-selective inhibitors elironrasib and zoldonrasib as monotherapy and in drug combinations.

The company recently reported an updated clinical data set from patients with previously treated KRAS G12C NSCLC treated with elironrasib as monotherapy that showed a highly competitive profile, including differentiated safety and tolerability along with a compelling objective response rate and progression-free survival. The company also showed clinical evidence that elironrasib can be combined productively with pembrolizumab in first line NSCLC patients with an acceptable safety and tolerability profile.

Further, the company recently announced that elironrasib received FDA Breakthrough Therapy Designation for the treatment of adult patients with KRAS G12C-mutated locally advanced or metastatic NSCLC who have received prior chemotherapy and immunotherapy but have not been previously treated with a KRAS G12C inhibitor. The company believes this designation is a recognition of the significant unmet medical need and elironrasib’s potential to serve these patients. Currently there are no RAS-targeted inhibitors with full FDA approval for treating patients with KRAS G12C NSCLC.

For zoldonrasib, clinical data presented in April demonstrated acceptable tolerability and encouraging initial antitumor activity in patients with previously treated KRAS G12D NSCLC, which follows encouraging data reported previously in patients with KRAS G12D PDAC.

The company expects to initiate one or more pivotal combination trials in 2026 that incorporate either zoldonrasib or elironrasib.

Progress earlier stage pipeline, including advancing next-generation innovations from the company’s highly productive discovery organization

Clinical development of RMC-5127, a RAS(ON) G12V-selective inhibitor, remains on track to reach a clinic-ready stage in 2025 to enable an expected Phase 1 initiation in 2026.

The company also continues to invest in collaborations designed to enhance its discovery efforts, recently announcing a drug discovery collaboration with Iambic Therapeutics, in which Iambic will use its cutting-edge AI capabilities to generate customized models through training with Revolution Medicines’ proprietary data. This collaboration aims to enhance Revolution Medicines’ lead discovery and optimization processes directed against both current and new drug targets to ensure the company continues building a highly impactful and sustainable pipeline.

Grow global commercialization and operational capabilities and advance launch readiness

The company recently announced a partnership with Royalty Pharma, which provides $2 billion in committed capital to Revolution Medicines upon achievement of agreed-upon milestones through a flexible mix of synthetic royalty and debt instruments. This flexible funding agreement provides the company with strategic agility and ability to secure the resources needed to advance its ambitious global clinical development and commercialization plans. The company continues to grow its commercial and operational capabilities and increase activities in support of a potential launch.

“As we advance our innovative RAS(ON) inhibitors through late-stage development and prepare for potential commercialization, we are scaling the effort to meet the ever-growing opportunities afforded by our pipeline,” said Mark A. Goldsmith, M.D., Ph.D., chief executive officer and chairman of Revolution Medicines. “With our maturing pipeline, organizational capabilities and recently bolstered financial wherewithal, we are on a path toward becoming a fully integrated, global oncology company with an industry-leading franchise of targeted therapies for patients with RAS-addicted cancers.”

Other Corporate Updates

Building on recently disclosed clinical data supporting combinations of its RAS(ON) inhibitors with pembrolizumab, a leading PD-1 antibody, the company announced that it had entered into a clinical collaboration with Summit Therapeutics in multiple solid tumor settings to evaluate the safety and efficacy of Revolution Medicines’ clinical-stage RAS(ON) inhibitors in combination with Summit Therapeutics’ ivonescimab, an innovative PD-1 / VEGF bispecific antibody.

Financial Highlights

Second Quarter Results

Cash Position: Cash, cash equivalents and marketable securities were $2.1 billion as of June 30, 2025. This balance includes receipt of the first $250 million royalty monetization tranche from Royalty Pharma.

R&D Expenses: Research and development expenses were $224.1 million for the quarter ended June 30, 2025, compared to $134.9 million for the quarter ended June 30, 2024. The increase in expenses was primarily due to increases in clinical trial expenses and manufacturing expenses for daraxonrasib, zoldonrasib and elironrasib, and personnel-related expenses and stock-based compensation expense related to additional headcount.

G&A Expenses: General and administrative expenses were $40.6 million for the quarter ended June 30, 2025, compared to $21.7 million for the quarter ended June 30, 2024. The increase was primarily due to increases in personnel-related expenses and stock-based compensation expense associated with additional headcount, and an increase in commercial preparation activities.

Net Loss: Net loss was $247.8 million for the quarter ended June 30, 2025, compared to net loss of $133.2 million for the quarter ended June 30, 2024.

Financial Guidance

Revolution Medicines is projecting full year 2025 GAAP net loss guidance of between $1.03 billion and $1.09 billion, which includes estimated non-cash stock-based compensation expense of between $115 million and $130 million

Webcast

Revolution Medicines will host a webcast this afternoon, August 6, 2025, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To listen to the live webcast, or access the archived webcast, please visit: https://ir.revmed.com/events-and-presentations. Following the live webcast, a replay will be available on the company’s website for at least 14 days.

About Revolution Medicines, Inc.

Revolution Medicines is a late-stage clinical oncology company developing novel targeted therapies for patients with RAS-addicted cancers. The company’s R&D pipeline comprises RAS(ON) inhibitors designed to suppress diverse oncogenic variants of RAS proteins. The company’s RAS(ON) inhibitors daraxonrasib (RMC-6236), a RAS(ON) multi-selective inhibitor; elironrasib (RMC-6291), a RAS(ON) G12C-selective inhibitor; and zoldonrasib (RMC-9805), a RAS(ON) G12D-selective inhibitor, are currently in clinical development. The company anticipates that RMC-5127, a RAS(ON) G12V-selective inhibitor, will be its next RAS(ON) inhibitor to enter clinical development. Additional development opportunities in the company’s pipeline focus on RAS(ON) mutant-selective inhibitors, including RMC-0708 (Q61H) and RMC-8839 (G13C). For more information, please visit www.revmed.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding the company’s financial projections and guidance; the company’s development opportunities, plans and timelines and its ability to build or advance its portfolio and R&D pipeline; progression of clinical studies and findings from these studies, including the tolerability, safety, and potential efficacy of the company’s candidates being studied; the company’s expectations regarding timing of clinical trial initiation, enrollment and data readouts or disclosures and clinical trial designs; collaborations, including the aims and expected benefits of the Company’s collaboration with Iambic; sources of capital, including the availability of capital under the Royalty Pharma arrangement and whether the company achieves the milestones associated with certain payments thereunder.

Forward-looking statements are typically, but not always, identified by the use of words such as “aims,” “anticipate,” "believe," "estimate," "expect," "plan," “potential,” “project,” “up to,” "will" and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause the company’s development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ development stages, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, and the effects on the company’s business of the global events, such as international conflicts or global pandemics. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2025, and its future periodic reports to be filed with the SEC. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances, or to reflect the occurrence of unanticipated events.

Revolution Medicines Media & Investor Contact:
media@revmed.com
investors@revmed.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$224,134	$134,932	$429,883	$252,953
General and administrative	40,580	21,711	75,591	44,549
Total operating expenses	264,714	156,643	505,474	297,502
Loss from operations	(264,714)	(156,643)	(505,474)	(297,502)
Other income (expense), net:
Interest income	22,404	21,487	47,319	45,247
Interest and other income (expense), net	(899)	16	(909)	(2,793)
Change in fair value of warrant liabilities and contingent earn-out shares	(4,578)	1,907	(2,139)	5,812
Total other income, net	16,927	23,410	44,271	48,266
Loss before income taxes	(247,787)	(133,233)	(461,203)	(249,236)
Net loss	$(247,787)	$(133,233)	$(461,203)	$(249,236)
Net loss per share attributable to common stockholders, basic and diluted	$(1.31)	$(0.81)	$(2.45)	$(1.51)
Weighted-average common shares used to compute net loss per share, basic and diluted	188,583,288	165,141,936	188,365,805	164,935,542

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2025	December 31, 2024

Cash, cash equivalents and marketable securities	$2,137,171	$2,289,299
Working capital (1)	1,991,905	2,163,718
Total assets	2,429,568	2,558,301
Total liabilities	564,199	293,097
Total stockholders' equity	1,865,369	2,265,204

(1)
Working capital is defined as current assets less current liabilities.